UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2010

Marshall Edwards, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50484 (Commission File Number)	51-0407811 (I.R.S. Employer Identification No.)
140 Wicks Road, North Ryde, NSW, 2113 Australia
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (011) 61 2 8877-6196
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On July 14, 2010, Marshall Edwards, Inc. (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) stating that for the last 30 consecutive business days, the Market Value of Publicly Held Shares closed below the minimum $5 million required for continued listing on the Nasdaq Global Market under Nasdaq Rule 5450(b)(1)(C). Market Value of Publicly Held Shares is calculated by multiplying the publicly held shares, which is total shares outstanding less any shares held by officers, directors, or beneficial owners of 10% or more, by the consolidated closing bid price. Novogen Limited currently owns 71.3% of the outstanding common stock of the Company. Therefore, the value of Novogen Limited’s shares is excluded from the Market Value of Publicly Held Shares of the Company.
     The notification letter states that the Company will be afforded a grace period of 180 calendar days, or until January 10, 2011, to regain compliance with the Market Value of Publicly Held Shares in accordance with Nasdaq Rule 5810(c)(3)(D). In order to regain compliance, the Market Value of Publicly Held Shares must close at $5 million or more for a minimum of ten consecutive business days during the grace period.
     The Company intends to actively monitor the Market Value of Publicly Held Shares between now and January 10, 2011.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.
By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: July 20, 2010